SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2008

COOPERATIVE BANKSHARES, INC.

(Exact name of registrant as specified in charter)

North Carolina	0-24626	56-1886527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Market Street, Wilmington, North Carolina 28401

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (910) 343-0181

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

Cooperative Bankshares, Inc. (the “Company”) (NASDAQ:COOP), parent company of Cooperative Bank (the “Bank”), announced that the U.S. government’s actions with respect to Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) have adversely impacted the value of the Company’s investment in Fannie Mae and Freddie Mac preferred stock. As reported in the Company’s Form 10-Q for the period ended June 30, 2008, at June 30, 2008, the Company had investments in Fannie Mae and Freddie Mac preferred stock having a cost basis of $9.9 million and a carrying value of $9.0 million. Management determined that the decline in value of such securities at June 30, 2008 was not other than temporary. On September 7, 2008, the United States Department of Treasury and the Federal Housing Finance Agency (“FHFA”) announced, among other things, that Freddie Mac and Fannie Mae were being placed under conservatorship, that control of their management was being given to their regulator, the FHFA, and that Fannie Mae and Freddie Mac were prohibited from paying dividends on their common and preferred stock.

Following the Treasury Department’s announcement, the estimated fair market value of these securities has declined significantly. It is unclear when and if the value of the investments will improve. The Company has 286,000 shares of Fannie Mae series S preferred stock (NYSE:FNM-PS) and 100,000 shares of Freddie Mac series Z preferred stock (NYSE:FRE-PZ). As of the market close on September 10, 2008, the total market value of these securities was $1.1 million and the resulting unrealized loss, on a pre-tax basis, to the Company on these securities was $8.8 million. The market value of these securities is likely to fluctuate between now and September 30, 2008 and, as a result, the amount of the unrealized loss may change.

As a result of these events, on September 10, 2008 the Company determined that it expects to record a non-cash other than temporary impairment on these securities for the quarter ending September 30, 2008, the amount of which is expected to equal the difference between the cost basis of the securities and the market value of the securities at September 30, 2008, less any tax benefit for the loss.

Management estimates that if the Company were required to record a loss based on the value of the securities as of September 10, 2008, and were not able to record a tax benefit for the loss, the Bank would be considered “adequately capitalized”—but not “well capitalized”—under the federal prompt corrective action regulations because the Bank’s total risk-based capital ratio would decline below 10.0%. The Company is evaluating its options to address this reduction in capital.

The table sets forth the impact on the Company’s and the Bank’s regulatory capital ratios if the securities were valued at their September 10, 2008 market close value and if the Company was not able to record a tax benefit from the loss:

	(Unaudited) At June 30, 2008
	Actual	Pro Forma	Regulatory Minimum to be Well Capitalized
Cooperative Bank capital ratios:
Total risk-based capital ratio	10.45%	9.37	10.0%
Tier 1 risk-based capital ratio	9.19	8.11	6.0
Tier 1 leverage ratio	7.67	6.82	5.0

Cooperative Bankshares capital ratios:
Total risk-based capital ratio	10.41%	9.33	—
Tier 1 risk-based capital ratio	9.15	8.07	—
Tier 1 leverage ratio	7.64	6.78	—

A copy of the Company’s press release, dated September 11, 2008, is included as Exhibit 99.1 hereto and is furnished herewith.

Item 8.01	Other Events.

As a result of these developments, the Company’s Board of Directors voted to suspend the payment of the quarterly dividend on the Company’s common stock in an effort to conserve capital. The Board intends to reevaluate the payment of a quarterly dividend at the appropriate time.

A copy of the Company’s press release, dated September 11, 2008, is included as Exhibit 99.1 hereto and is furnished herewith.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
99.1	Press Release dated September 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPERATIVE BANKSHARES, INC.

/s/ Todd L. Sammons
Todd L. Sammons
Senior Vice President and Chief Financial Officer

Date: September 11, 2008